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                     AMENDED AND RESTATED DISTRIBUTION PLAN
                             SEI INTERNATIONAL TRUST

                                 CLASS D SHARES

    WHEREAS, SEI International Trust (the "Trust") is engaged in business as an open-end investment company registered under the Investment Company Act of 1940, as amended ("1940 Act"); and

    WHEREAS, the parties wish to amend and restate the terms of the Distribution Plan previously adopted as set forth herein; and

    WHEREAS, the Trustees of the Trust have determined that there is a reasonable likelihood that the following Distribution Plan will benefit the Portfolios of the Trust listed on Exhibit A hereto (the "Portfolios") and the owners of the Class D shares of such Portfolios (the "Shares");

    NOW, THEREFORE, the Trustees of the Trust hereby adopt this Distribution Plan pursuant to Rule 12b-1 under the 1940 Act.

    SECTION 1. The Trust has adopted this Class D Distribution Plan (the "Plan") to enable the Trust to directly or indirectly bear expenses relating to the distribution of the Shares of the Trust.

    SECTION 2. The Trust will pay the Distributor a fee on the Shares of the Portfolios up to the amount set forth on Exhibit A. The Distributor may use this fee for (i) compensation for its services in connection with distribution assistance or provision of shareholder services; or (ii) payments to financial institutions and intermediaries such as banks, savings and loan associations, insurance companies and investment counselors, broker-dealers and the Distributor's affiliates and subsidiaries as compensation for services or reimbursement of expenses incurred in connection with distribution assistance or provision of shareholder services.

    SECTION 3. This Plan shall not take effect with respect to any Portfolio until it has been approved (a) by a vote of at least a majority of the outstanding voting securities of the Shares of such Portfolio; and (b) together with any related agreements, by votes of the majority of both (i) the Trustees of the Trust and (ii) the Qualified Trustees, cast in person at a Board of Trustees meeting called for the purpose of voting on this Plan or such agreement.

    SECTION 4. This Plan shall continue in effect for a period of more than one year after it takes effect only for so long as such continuance is specifically approved at least annually in the manner provided in Part (b) of
Section 3 herein for the approval of this Plan.

    SECTION 5. Any person authorized to direct the disposition of monies paid or payable by the Trust pursuant to this Plan or any related agreement shall provide to the Trustees of the Trust, at least quarterly, a written report of the amounts so expended and the purposes for which such expenditures were made.

    SECTION 6. This Plan may be terminated at any time by the vote of a majority of the Qualified Trustees or by vote of a majority of the outstanding voting securities of the Shares of the Portfolios.

    SECTION 7. All agreements with any person relating to implementation of this Plan shall be in writing,


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and any agreement related to this Plan shall provide (a) that such agreement may be terminated at any time, without payment of any penalty, by the vote of a majority of the Qualified Trustees or by the vote of a majority of the outstanding voting securities of the Shares of the Portfolios, on not more than 60 days written notice to any other party to the agreement; and (b) that such agreement shall terminate automatically in the event of its assignment.

    SECTION 8. This Plan may not be amended to increase materially the amount of distribution expenses permitted pursuant to Section 2 hereof without the approval of Shareholders holding a majority of the outstanding voting securities of the Shares of the Portfolios, and all material amendments to this Plan shall be approved in the manner provided in Part (b) of Section 3 herein for the approval of this Plan.

    SECTION 9. As used in this Plan, (a) the term "Qualified Trustees" shall mean those Trustees of the Trust who are not interested persons of the Trust, and have no direct or indirect financial interest in the operation of this Plan or any agreements related to it, and (b) the terms "assignment" and "interested person" shall have the respective meanings specified in the 1940 Act and the rules and regulations thereunder, subject to such exemptions as may be granted by the Securities and Exchange Commission.

    SECTION 10. While this Plan is in effect, the selection and nomination of those Trustees who are not interested persons of the Trust within the meaning of
Section 2(a)(19) of the 1940 Act shall be committed to the discretion of the Trustees then in office who are not interested persons of the Trust.

    SECTION 11. This Plan shall not obligate the Trust or any other party to enter into an agreement with any particular person.

                                                Amended and Restated May 1, 1996
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                            EXHIBIT A


International Equity Portfolio............................................  .30%